Exhibit 3(ii)

Amendment to Bylaws

Article Four, Sections A through D are deleted and replaced with the following Sections A through E, and the subsequent Sections thereof are renumbered consecutively:

Section A.  Election and Term of Office.  The officers of the corporation shall be elected by the board of directors at the regular annual meeting of the board, unless the board shall otherwise determine, and shall consist of a chairman of the board of directors, if so designated as an officer by the board, a chief executive officer, a president, one or more vice presidents (any one or more of whom may be designated “corporate,” “group,” or other functionally described vice president), a corporate secretary, a treasurer, a controller, and may include a vice-chairman of the board of directors and one or more assistant secretaries and assistant treasurers.  The board of directors may, from time to time, designate a chief operating officer and a chief financial officer from among the officers of the corporation.  At any one time a person may hold more than one office of the corporation.  Only the chairman and any vice-chairman of the board must be a director of the corporation.  Each officer shall continue in office until his successor shall have been duly elected and qualified or until removed with or without cause by the board of directors.  Vacancies in any of such offices may be filled for the unexpired portion of the term by the board of directors.

Section B.  Chairman of the Board.  The chairman of the board shall preside at all meetings of the board of directors and of the shareholders.  He shall confer from time to time with members of the board and the officers of the corporation and shall perform such other duties as may be assigned to him by the board.  Except where by law the signature of another officer is required, the chairman of the board shall possess the power to sign all certificates, deeds, mortgages, bonds, contracts and other instruments of the corporation which may be authorized by the board of directors.  During the absence or inability to act of the chief executive officer, the chairman of the board shall act as the chief executive officer of the corporation and shall exercise all the powers and discharge all the duties of the chief executive officer.

Section C.  Vice-Chairman of the Board.  The vice-chairman of the board, if elected, shall, in the absence of the chairman of the board, preside at all meetings of the board of directors and of the shareholders.  He shall have and exercise the powers and duties of the chairman of the board in the event of the chairman’s absence or inability to act or during a vacancy in the office of chairman of the board.  He shall possess the same power as the chairman to sign all certificates, contracts, and other instruments of the corporation which may be authorized by the board of directors.  He shall also have such other duties and responsibilities as shall be assigned to him by the board of directors or the chairman.

Section D.  The Chief Executive Officer.  The chief executive officer shall have general charge, supervision and management of the business, affairs and operations of the corporation in all respects, subject to such directions as the board of directors may from time to time provide.  The chief executive officer shall be the senior executive officer of the corporation, shall perform such other duties as are customarily incident to such office and shall have full power and authority to see that all directions and resolutions of the board of directors are carried out and, without limitation, the power and authority to determine and direct:

(a)	the management, supervision and coordination of all business divisions and functional areas;

(b)	the implementation of strategic objectives, the setting of operating priorities and the allocation of human and material resources;

(c)	the management, supervision and coordination of all other executive officers and all business division heads; and

(d)	the briefing of the directors at meetings of the board of directors concerning the corporation's business, affairs and operations.

The chief executive officer shall have the power to sign and execute all certificates, deeds, mortgages, bonds, contracts, and other instruments of the corporation as authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly designated by the board of directors or by these bylaws to some other officer or agent of the corporation.

Section E.  The President.  The president shall perform such duties as the board of directors or the chief executive officer shall from time to time specify and other duties incident to the office of president and as are required of him by these bylaws.  The president shall have the power to sign and execute all certificates, deeds, mortgages, bonds, contracts and other instruments of the corporation as authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly designated by the board of directors or by these bylaws to some other officer or agent of the corporation.